Exhibit 2.15

FINAL TERMS

4 February 2011

Portugal Telecom International Finance B.V.

(a private company with limited liability incorporated under the laws of The Netherlands and having its corporate seat in Amsterdam, The Netherlands)

Issue of €600,000,000 5.625 per cent. Notes due 8 February 2016 under the €7,500,000,000

Euro Medium Term Note Programme

established by Portugal Telecom International Finance B.V.

with the benefit of a Keep Well Agreement given by

Portugal Telecom SGPS, S.A.

(incorporated with limited liability under the laws

of the Portuguese Republic)

and with the benefit of a Keep Well Agreement given by

PT Comunicações, S.A.

(incorporated with limited liability

under the laws of the Portuguese Republic)

PART A — CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 23 April 2010 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the Prospectus Directive). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Offering Circular. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Offering Circular. The Offering Circular is available for viewing at, and copies may be obtained from, the registered office of the Issuer at Locatellikade 1, 1076 AZ Amsterdam, The Netherlands.

1.	Issuer:	Portugal Telecom International Finance B.V.

2.	(a) Series Number:	26

	(b) Tranche Number:	1

3.	Specified currency or Currencies	Euro (“€”)

4.	Aggregate Nominal Amount

	(a) Series:	€600,000,000

	(b) Tranche:	€600,000,000

5.	Issue Price of Tranche:	99.373 per cent. of the Aggregate Nominal Amount

6.	(a) Specified Denominations:	€100,000 and integral multiples of €1,000 in excess thereof up to and including €199,000. No Notes will be issued in a denomination above €199,000.

	(b) Calculation Amount	€1,000

7.	(a) Issue Date	8 February 2011

	(b) Interest Commencement Date;	8 February 2011

8.	Maturity Date	8 February 2016

9.	Interest Basis:	5.625 per cent. Fixed Rate (further particulars specified below)

10.	Redemption/Payment Basis:	Redemption at par

11.	Change of Interest Basis or Redemption Payment Basis:	Not Applicable

12.	Put/Call Options	Investor Put (further particulars specified below and in the Appendix)

13.	(a) Status of the Notes:	Senior

	(b) Date Board approval for issuance of Notes obtained:	4 February 2011

14.	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Note Provisions	Applicable

	(a) Rate of Interest	5.625 per cent. per annum payable annually in arrear

	(b) Interest Payment Date(s)	8 February in each year up to and including the Maturity Date

	(c) Fixed Coupon Amount: (Applicable to Notes in definitive form)	€56.25 per Calculation Amount

	(d) Broken Amount(s): (Applicable to Notes in definitive form)	Not applicable

	(e) Day Count Fraction:	Actual/Actual (ICMA)

	(f) Determination Date(s):	8 February in each year

	(g) Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

16.	Floating Rate Note Provisions	Not Applicable

17.	Zero Coupon Note Provisions	Not Applicable

18.	Index Linked Interest Note Provisions:	Not Applicable

19.	Dual Currency Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20.	Issuer Call	Not Applicable

21.	Investor Put	Applicable, in accordance with the terms set out in the Appendix

22.	Final Redemption Amount:	€1,000 per Calculation Amount

23.

Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 7(e)):

As set out in Condition 7(e)

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:

	(a) Form:	Bearer Notes:

Temporary Bearer Global Note exchangeable for a Permanent Bearer Global Note which is exchangeable for Definitive Bearer Notes only upon an Exchange Event

	(b) New Global Note:	Yes

25.	Additional Financial Centre(s) or other special provisions relating to Payment Days:	Not Applicable

26.	Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	No

27.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable

28.	Details relating to Instalment Notes:

	(a) Installment Amount(s):	Not Applicable

	(b) Installment Date(s):	Not Applicable

29.	Redenomination applicable:	Redenomination not applicable

30.	Other final terms:	See Appendix

DISTRIBUTION

31.	(a) If syndicated, names of Managers:	Banco Espírito Santo de Investimento, S.A., Sucursal en España

Barclays Bank PLC Caixa — Banco de Investimento, S.A. Citigroup Global Markets Limited Credit Suisse Securities (Europe) Limited Merrill Lynch International

	(b) Stabilising Manager (if any):	Merrill Lynch International

32.	If non-syndicated, name of relevant Dealer:	Not Applicable

33.	U.S. Selling Restrictions:	Reg S Compliance Category 2 TEFRA D

34.	Additional Selling Restrictions:	Not Applicable

PURPOSE OF FINAL TERMS

These Final Terms comprise the final terms required for issue and admission to trading on the London Stock Exchange’s regulated Market and the Official List of the UK Listing Authority of the Notes described herein pursuant to the €7,500,000,000 Euro Medium Term Note Programme of Portugal Telecom International Finance B.V.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of the Issuer:

By:

Duly authorised

PART B — OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

(i) Listing and Admission to trading:

Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the London Stock Exchange’s regulated market and listed on the Official List of the UK Listing Authority with effect from 8 February 2011.

	(ii) Estimate of total expenses related to admission to trading:	£3,650

2.	RATINGS

	Ratings:	The Notes to be issued have been rated:

		S&P:	BBB
		Moody's:	Baa2

The above rating agencies are established in the European Union and have applied for registration under Regulation (EU) No 1060/2009 of the European Parliament and of the Council of 16 September 2009 on credit rating agencies although as of the date of these Final Terms, ‘notification’ of the corresponding registration decision has not yet been provided by the relevant competent authority

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.

4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	Reasons for the offer	See “Use of Proceeds” in the Offering Circular

5.	YIELD (Fixed Rate Notes only)

	Indication of yield:	5.773%

		The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6.	OPERATIONAL INFORMATION

	(i) ISIN Code:	XS0587805457

	(ii) Common Code:	058780545

	(iii) Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable

	(iv) Delivery:	Delivery against payment

	(v) Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

	(vi) Intended to be held in a manner which would allow Eurosystem eligibility:	Yes

Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper, and registered in the name of a nominee of one of the ICSDs acting as common safekeeper, that is held under the NSS, and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

APPENDIX

REDEMPTION OPTION FOR CHANGE OF CONTROL

The Conditions shall be deemed amended by the deletion of Condition 7(d) (Redemption at the option of the Noteholders (Investor Put)) and the substitution therefor of the following wording:

“If at any time while the Notes remain outstanding (i) a Change of Control occurs at any time and (ii) a Rating Downgrade occurs during the Change of Control Period as a result of that Change of Control (together, a Put Event), the holder of any Note will have the option (unless, prior to the giving of the Put Event Notice referred to below, the Issuer gives notice to redeem the Notes in accordance with Condition 7(b) (Redemption for tax reasons)) to require the Issuer to redeem such Note on the Mandatory Redemption Date at its principal amount together with interest accrued to, but excluding, the Mandatory Redemption Date.

Upon PT becoming aware that a Put Event has occurred, PT shall promptly notify the Issuer of such fact and the Issuer shall give notice to the Noteholders in accordance with Condition 14 (Notices) (a Put Event Notice) specifying the nature of the Put Event and the circumstances giving rise to it and the procedure for exercising the option set out in this Condition 7(d).

To exercise the option to require redemption of a Note under this Condition 7(d) the holder of that Note must, if this Note is in definitive form and held outside Euroclear and Clearstream, Luxembourg, deliver such Note, on any business day in the city of the specified office of the relevant Paying Agent falling within the Put Period, at the specified office of any Paying Agent, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a Put Option Notice) and in which the holder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made under this Condition 7(d). The Note should be delivered together with all Coupons appertaining thereto maturing after the Mandatory Redemption Date failing which an amount will be deducted from the payment to be made by the Issuer on redemption of the Notes corresponding to the aggregate amount payable in respect of such missing Coupons.

If this Note is represented by a Global Note or is in definitive form and held through Euroclear or Clearstream, Luxembourg, to exercise the right to require redemption or, as the case may be, purchase of a Note under this Condition 7(d) the holder of the Note must, within the Put Period, give notice to the Agent of such exercise in accordance with the standard procedures of Euroclear and Clearstream, Luxembourg (which may include notice being given on his instruction by Euroclear or Clearstream, Luxembourg or any common depositary for them to the Agent by electronic means) in a form acceptable to Euroclear and Clearstream, Luxembourg from time to time and, if this Note is represented by a Global Note, at the same time present or procure the presentation of the relevant Global Note to the Agent for notation accordingly.

The Paying Agent to which such Note and Put Option Notice are delivered will issue to the holder concerned a non transferable receipt (a Put Option Receipt) in respect of the Note so delivered.  The Issuer shall redeem the Notes in respect of which Put Option Receipts have been issued on the Mandatory Redemption Date, unless previously redeemed and purchased.  Payment in respect of any Put Option Receipt will be made on the Mandatory Redemption Date by transfer to the bank account (if any) specified in the Put Option Notice and in every other case on or after the Mandatory Redemption Date, in each case against presentation and surrender or (as the case may be) endorsement of such Put Option Receipt at the specified office of any Paying Agent in accordance with the provisions of this Condition 7(d).

The Issuer shall redeem each Note in respect of which a valid Put Option Receipt has been delivered on the Mandatory Redemption Date, unless previously redeemed and purchased.

For the purposes of this Condition:

A Change of Control shall be deemed to have occurred each time (whether or not approved by the Management Board or Supervisory Board of PT) that any person or any persons acting in concert, other than a holding company whose shareholders are or are to be substantially similar to the pre-existing shareholders of PT, directly or indirectly, gains Control of PT, provided that the sale by the Portuguese  Republic  of any of the 500 A shares of PT held by the Portuguese Republic on the Issue Date shall not itself for this purpose be treated as any such Change of Control.

Change of Control Period means the period commencing on the Date of Announcement and ending on the 120th day following the Date of Announcement.

Control of an entity “A” means the acquisition of more than 50 per cent. of voting rights of A, whether directly or indirectly and whether obtained by ownership of share capital or the holding of voting rights.

Date of Announcement means the date of the public announcement that a Change of Control has occurred.

Investment Grade Rating means a rating of at least BBB- (or equivalent thereof) in the case of S&P or a rating of at least Baa3 (or equivalent thereof) in the case of Moody’s or the equivalent in the case of any other Rating Agency.

Investment Grade Securities means Rated Securities which have an Investment Grade Rating from each Rating Agency that assigns a rating to such Rated Securities.

Mandatory Redemption Date is the seventh day following the last day of the Put Period.

Put Period means the period from, and including, the date of a Put Event Notice to, but excluding, the 45th day following the date of the Put Event Notice or, if earlier, the eighth day immediately preceding the Maturity Date;

Rated Securities means, at any time:

(a)           the Notes; or

(b)           if, at, or at any time after, the beginning of the Change of Control Period, the Notes do not or cease to have a rating by any Rating Agency, such other comparable long-term debt of the Issuer selected by the Issuer from time to time (but with effect from the Date of Announcement) for the purpose of this definition which possesses a rating by any Rating Agency.

Rating Agency means Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (S&P) and Moody’s Investors Services Limited (Moody’s) or any of their respective successors or any other rating agency of equivalent international standing specified from time to time by the Issuer.

Rating Downgrade means either:

(a)           during the Change of Control Period:

(i)            any rating assigned to the Rated Securities is withdrawn; or

(ii)           (if the Rated Securities are Investment Grade Securities on the Date of Announcement) the Rated Securities cease to be Investment Grade Securities; or

(iii)          (if the Rated Securities are not Investment Grade Securities on the Date of Announcement) any rating of the Rated Securities is either (i) lowered by any Rating Agency below an Investment Grade Rating or (ii) lowered one full rating notch by any Rating Agency (for example from BB+ to BB by S&P and Ba1 to Ba2 by Moody’s or such similar lower of equivalent rating), provided that no Rating Downgrade shall occur unless the Rating Agency withdrawing or lowering the rating announces or confirms that the withdrawal or lowering was the result, in whole or in part, of the relevant Change of Control; or

(b)           on the Date of Announcement there are no Rated Securities and:

(i)            the Issuer does not use all reasonable endeavours to obtain, within 45 days of the Date of Announcement, a rating for the Notes or such other comparable long-term debt of the Issuer selected by the Issuer from a Rating Agency; or

(ii)           the Issuer does use such endeavours, but, at the expiry of the Change of Control Period, there are still no Investment Grade Securities and the Rating Agency announces or confirms in writing that its declining to assign an Investment Grade Rating was the result, in whole or in part, of the relevant Change of Control.”